Exhibit 99.1

Investor Contact: Alex Lewis
                  877-784-7167

Media Contact:    Debbie Atkins                                    NEWS RELEASE
                  864-597-8361


                       DENNY'S UPDATES FINANCIAL GUIDANCE

         Spartanburg, S.C., October 11, 2005 - Denny's Corporation (Nasdaq:DENN) today updated its guidance for fiscal year 2005 based on recent events and year-to-date results.

         In an 8-K filed earlier today, Denny's announced a settlement with the State of California's Division of Labor Standards Enforcement ("DLSE") regarding a previously disclosed lawsuit. In order to avoid the time, expense and uncertainty of litigation, the parties agreed to settle all disputes and Denny's has agreed to pay a sum of approximately $7.75 million to former employees.
In the second quarter of 2005, Denny's accrued $1.0 million of liabilities related to this litigation bringing the total reserve to $3.0 million. Pursuant to this settlement, Denny's will take an additional $4.75 million charge to legal settlement costs in the third quarter of 2005.

         In addition, Denny's will incur approximately $1.2 million of restructuring expense in the third quarter due to severance related costs.

         As recently announced, Denny's company restaurants reported same-store sales growth of 1.0% for the month of September and 1.5% for the third quarter of 2005.

         Six company restaurants remain closed as a result of the recent hurricanes. At this time we cannot determine when these units will reopen. If all six units remained closed through year end the aggregate revenue loss in 2005 would be approximately $2.9 million.

         Commenting on the recent news, Nelson J. Marchioli, President and Chief Executive Officer, said, "We have worked hard to reach a final resolution to this dispute with the DLSE. The settlement will allow us to focus all of our energy on further strengthening the Denny's brand.

         "As for ongoing operations, we are encouraged by our performance compared with much of the restaurant industry, as we have benefited from a strong value message that is particularly compelling in this challenging economic environment. While same-store sales at company units increased a solid 1.5% in the third quarter, our franchisees continued their strong performance with preliminary sales estimates of 3.8% growth for the quarter. With franchised units accounting for two-thirds of the Denny's brand, we believe their performance is compelling evidence of the continued operational improvements across the chain. We expect our sales momentum will continue and that we will post positive same-store sales for the fourth quarter of 2005.

         "Our updated guidance for 2005 reflects our sales outlook in addition to the one-time expenses announced today. Considering the impact of approximately $5.75 million in year-to-date legal settlement costs related to the case in California, we have revised our 2005 Adjusted EBITDA guidance to $115 to $119 million, compared with our initial guidance estimate of $120 to $125 million," Marchioli concluded.


Updated 2005 Guidance

($ in millions)                   1H05          3Q05             4Q05             2005
                                 Actual       Estimate         Estimate         Estimate
                                 ------      -----------      -----------     ------------

Company Unit Same-Store Sales      5.2%             1.5%      0.0 to 1.5%      3.0 to 3.4%
Franchise Unit Same-Store Sales    6.6%             3.8%      2.0 to 3.5%      4.7 to 5.1%

Company Unit Openings                 0                1                2                3
Franchise Unit Openings              13                2           2 to 4         17 to 19

Total Operating Revenue            $487      $246 to 248         $242-245         $975-980
Reported EBITDA                     $55        $22 to 23        $31 to 34      $108 to 112
Adjusted EBITDA                     $59        $25 to 26        $31 to 34      $115 to 119

Capital Spending                    $15        $13 to 15        $25 to 30        $53 to 60



         Denny's is America's largest full-service family restaurant chain, consisting of 546 company-owned units and 1,036 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.


         Certain matters discussed in this release constitute forward looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as "expects", "anticipates", "believes", "intends", "plans", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 29, 2004 (and in the Company's subsequent quarterly reports on Form 10-Q).